Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2020 Results

WALTHAM, Mass. (April 22, 2020) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter ended March 28, 2020.

First Quarter 2020 Highlights

•First quarter revenue increased 2% to $6.23 billion.
•First quarter GAAP diluted earnings per share (EPS) decreased 2% to $1.97.
•First quarter adjusted EPS increased 5% to $2.94.

•Announced agreement to acquire QIAGEN N.V. for $11.5 billion, expanding our specialty diagnostics portfolio with attractive molecular diagnostics capabilities and enhancing our life sciences offering with innovative sample preparation technologies. Commenced permanent financing by raising $3.5 billion through U.S. and European bond offerings.

•Responded to global demand for COVID-19 diagnostic testing by developing the Applied Biosystems TaqPath COVID-19 Combo Kit, which received Emergency Use Authorization from the U.S. FDA, the CE mark in Europe and subsequent authorizations worldwide. Also introduced the Thermo Scientific AcroMetrix Coronavirus 2019 RNA Control to validate molecular diagnostic tests.

•Launched new products to support a range of customer applications, including the highly automated Thermo Scientific Vanquish Core HPLC system for increased throughput in pharmaceutical, food and industrial testing, and the Thermo Scientific Labtainer Pro bioprocess container to improve drug and vaccine production.

•Repurchased $1.5 billion of stock and increased our dividend by 16 percent.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re clearly living in unprecedented times, and the COVID-19 pandemic has put a spotlight on the importance of the work we do at Thermo Fisher Scientific,” said Marc N. Casper, chairman, president and chief executive officer of the company. “Our leading scale and depth of capabilities are key advantages in navigating this environment, and we were pleased to deliver a very good first quarter. Our performance reflects the amazing effort of our teams who continued to meet our customers’ needs and quickly mobilized to provide solutions to analyze, diagnose and protect from the virus globally.

“As you would expect, we’re managing the company appropriately and our guiding principles are to keep our colleagues safe, support our customers’ important work and ensure we come through this period an even stronger industry leader.”

Casper added, “We were also very excited to announce our agreement to acquire QIAGEN, which will enhance our customer value proposition in life sciences and specialty diagnostics, including infectious disease testing. QIAGEN’s offerings and expertise are a perfect complement to our capabilities, and we remain on track to complete the transaction in the first half of 2021.”

First Quarter 2020

Revenue for the quarter grew 2% to $6.23 billion in 2020, versus $6.12 billion in 2019. Organic revenue growth was 2%; acquisitions, net of a divestiture, increased revenue by 1% and currency translation decreased revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the first quarter of 2020 decreased 2% to $1.97, versus $2.02 in the same quarter last year. GAAP operating income for the first quarter of 2020 was $0.91 billion, compared with $0.92 billion in the year-ago quarter. GAAP operating margin was 14.5%, compared with 15.0% in the first quarter of 2019.

Non-GAAP Earnings Results

Adjusted EPS in the first quarter of 2020 increased 5% to $2.94, versus $2.81 in the first quarter of 2019. Adjusted operating income for the first quarter of 2020 grew 1% compared with the year-ago quarter. Adjusted operating margin was 22.1%, compared with 22.4% in the first quarter of 2019.

2020 Guidance

Thermo Fisher announced on April 6, 2020, that it withdrew its 2020 annual guidance due to the evolving COVID-19 pandemic and related customer impact.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the first quarter of 2020, Life Sciences Solutions Segment revenue grew 10% to $1.77 billion, compared with revenue of $1.61 billion in the first quarter of 2019. Segment adjusted operating margin increased to 38.0%, versus 34.9% in the 2019 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue was $1.10 billion in the first quarter of 2020, compared with revenue of $1.32 billion in the first quarter of 2019. Segment adjusted operating margin was 15.5%, versus 21.3% in the 2019 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue was flat at $0.96 billion in the first quarter of 2020, compared with the first quarter of 2019, reflecting the divestiture of the Anatomical Pathology business in June 2019. Segment adjusted operating margin was 24.7%, versus 25.3% in the 2019 quarter.

Laboratory Products and Services Segment

In the first quarter of 2020, Laboratory Products and Services Segment revenue grew 9% to $2.73 billion, compared with revenue of $2.51 billion in the first quarter of 2019. Segment adjusted operating margin was 10.8%, versus 11.3% in the 2019 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and the impact of significant tax audits or events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the first quarter of 2020, adjusted EPS will exclude approximately $3.31 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans and the early retirement of debt.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 22, 2020, at 8:30 a.m. Eastern time. To listen, dial (877) 273-7122 within the U.S. or (647) 689-5496 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.”
You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 29, 2020.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue exceeding $25 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 75,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including our pending acquisition of QIAGEN N.V., may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Current Report on Form 8-K filed on March 23, 2020, which are on file with the SEC and available in the "Investors" section of our website under the heading "SEC Filings." While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	March 28,	% of	March 30,	% of
(In millions except per share amounts)	2020	Revenues	2019	Revenues

Revenues	$6,230		$6,125
Costs and Operating Expenses:
Cost of revenues (c)	3,365	54.0%	3,293	53.8%
Selling, general and administrative expenses (d)	1,251	20.1%	1,231	20.1%
Amortization of acquisition-related intangible assets	425	6.8%	422	6.9%
Research and development expenses	245	3.9%	248	4.0%
Restructuring and other costs, net (e)	38	0.6%	11	0.2%
	5,324	85.5%	5,205	85.0%
Operating Income	906	14.5%	920	15.0%
Interest Income	36		67
Interest Expense	(126)		(189)
Other Income, Net (f)	12		19
Income Before Income Taxes	828		817
Provision for Income Taxes (g)	(40)		(2)
Net Income	$788	12.6%	$815	13.3%

Earnings per Share:
Basic	$1.99		$2.04
Diluted	$1.97		$2.02
Weighted Average Shares:
Basic	397		400
Diluted	400		403

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$906	14.5%	$920	15.0%
Cost of Revenues Charges (c)	2	0.1%	6	0.1%
Selling, General and Administrative Charges, Net (d)	6	0.1%	11	0.2%
Restructuring and Other Costs, Net (e)	38	0.6%	11	0.2%
Amortization of Acquisition-related Intangible Assets	425	6.8%	422	6.9%
Adjusted Operating Income (b)	$1,377	22.1%	$1,370	22.4%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$788		$815
Cost of Revenues Charges (c)	2		6
Selling, General and Administrative Charges, Net (d)	6		11
Restructuring and Other Costs, Net (e)	38		11
Amortization of Acquisition-related Intangible Assets	425		422
Other Expense (Income), Net (f)	14		(7)
Benefit from Income Taxes (g)	(98)		(125)
Adjusted Net Income (b)	$1,175		$1,133

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.97		$2.02
Cost of Revenues Charges, Net of Tax (c)	0.01		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.01		0.02
Restructuring and Other Costs, Net of Tax (e)	0.07		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.83		0.81
Other Expense (Income), Net of Tax (f)	0.03		(0.01)
Provision for (Benefit from) Income Taxes (g)	0.02		(0.06)
Adjusted EPS (b)	$2.94		$2.81

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$356		$649
Purchases of Property, Plant and Equipment	(253)		(201)
Proceeds from Sale of Property, Plant and Equipment	4		6
Free Cash Flow	$107		$454

Segment Data	Three Months Ended
	March 28,	% of	March 30,	% of
(In millions)	2020	Revenues	2019	Revenues

Revenues
Life Sciences Solutions	$1,774	28.5%	$1,607	26.2%
Analytical Instruments	1,101	17.7%	1,322	21.6%
Specialty Diagnostics	958	15.4%	957	15.6%
Laboratory Products and Services	2,730	43.8%	2,513	41.0%
Eliminations	(333)	-5.4%	(274)	-4.4%
Consolidated Revenues	$6,230	100.0%	$6,125	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$675	38.0%	$561	34.9%
Analytical Instruments	171	15.5%	282	21.3%
Specialty Diagnostics	236	24.7%	242	25.3%
Laboratory Products and Services	295	10.8%	285	11.3%
Subtotal Reportable Segments	1,377	22.1%	1,370	22.4%

Cost of Revenues Charges (c)	(2)	-0.1%	(6)	-0.1%
Selling, General and Administrative Charges, Net (d)	(6)	-0.1%	(11)	-0.2%
Restructuring and Other Costs, Net (e)	(38)	-0.6%	(11)	-0.2%
Amortization of Acquisition-related Intangible Assets	(425)	-6.8%	(422)	-6.9%
GAAP Operating Income (a)	$906	14.5%	$920	15.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).
(c) Reported results in 2020 include $2 of charges to conform the accounting policies of a recently acquired business with the company's accounting policies. Reported results in 2019 include $6 of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2020 and 2019 include i) $6 and $11, respectively, of certain third-party expenses, principally transaction/integration costs related to acquisitions and a divestiture.
(e) Reported results in 2020 and 2019 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations.
(f) Reported results in 2020 include $17 of costs for the Qiagen acquisition, primarily for entering hedging contracts and amortization of bridge loan commitments fees, and $1 of net charges for the settlement/curtailment of pension plans, offset in part by $4 of gains from investments. Reported results in 2019 include $7 of gains from investments.
(g) Reported provision for income taxes includes i) $104 and $102 of incremental tax benefit in 2020 and 2019, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $6 and $4 in 2020 and 2019, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $27 of incremental tax benefit in 2019, to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.
Notes:
Consolidated depreciation expense is $149 and $133 in 2020 and 2019, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	March 28,	December 31,
(In millions)	2020	2019

Assets
Current Assets:
Cash and cash equivalents	$2,981	$2,399
Accounts receivable, net	4,508	4,349
Inventories	3,454	3,370
Other current assets	1,795	1,775
Total current assets	12,738	11,893
Property, Plant and Equipment, Net	4,736	4,749
Acquisition-related Intangible Assets	13,543	14,014
Other Assets	2,057	2,011
Goodwill	25,614	25,714
Total Assets	$58,688	$58,381

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$738	$676
Other current liabilities	4,762	5,521
Total current liabilities	5,500	6,197
Other Long-term Liabilities	5,398	5,433
Long-term Obligations	19,231	17,076
Total Shareholders' Equity	28,559	29,675
Total Liabilities and Shareholders' Equity	$58,688	$58,381

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended
	March 28,	March 30,
(In millions)	2020	2019

Operating Activities
Net income	$788	$815

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	574	555
Change in deferred income taxes	(41)	(106)
Other non-cash expenses, net	110	62
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(1,075)	(677)
Net cash provided by operating activities	356	649

Investing Activities
Acquisitions, net of cash acquired	(4)	(1)
Purchases of property, plant and equipment	(253)	(201)
Proceeds from sale of property, plant and equipment	4	6
Other investing activities, net	(7)	15
Net cash used in investing activities	(260)	(181)

Financing Activities
Net proceeds from issuance of debt	2,185	—
Repayment of debt	(1)	(1)
Net proceeds from issuance of commercial paper	382	100
Repayment of commercial paper	(321)	(787)
Purchases of company common stock	(1,500)	(750)
Dividends paid	(76)	(68)
Net proceeds from issuance of company common stock under employee stock plans	48	81
Other financing activities, net	(98)	—
Net cash provided by (used in) financing activities	619	(1,425)

Exchange Rate Effect on Cash	(127)	(32)
Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	588	(989)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,422	2,117
Cash, Cash Equivalents and Restricted Cash at End of Period	$3,010	$1,128

Free Cash Flow (a)	$107	$454

(a) Free cash flow is net cash provided by operating activities less net purchases of property, plant and equipment.